Exhibit 21

SPANSION INC.

LIST OF SUBSIDIARIES

as of December 31, 2008

Name of Subsidiary	State or Jurisdiction in Which Incorporated or Organized
Domestic Subsidiaries

Spansion Technology, Inc.	Delaware

Spansion LLC (1)	Delaware

Spansion International, Inc. (2)	Delaware

Cerium Laboratories LLC (2)	Delaware

Foreign Subsidiaries

Spansion (China) Co. Limited (3)	China

Spansion (EMEA) SAS (2)	France

Spansion Japan Limited (2)	Japan

Spansion (Penang) Sdn. Bhd. (2)	Malaysia

Spansion (Kuala Lumpur) Sdn. Bhd. (2)	Malaysia

Spansion Holdings (Singapore) Pte. Ltd. (2)	Singapore

Spansion Asia Holdings (Singapore) Pte. Ltd. (2)	Singapore

Spansion (Thailand) Limited (2)	Thailand

Saifun Semiconductors Ltd. (2)	Israel

Spansion Semiconductor Trading (Shanghai) Co. Ltd. (4)	China

Saifun (BVI) Ltd. (5)	Israel

Tulip Semiconductor Holdings (2005) Ltd. (5)	Israel

Tulip Semiconductor L.P. (5)	Israel

Tulip Semiconductor Ltd. (5)	Israel

Saifun Semiconductors USA, Inc. (5) (6)

(1)	Subsidiary of Spansion Inc. (60 percent) and Spansion Technology, Inc. (40 percent)

(2)	Subsidiary of Spansion LLC

(3)	Subsidiary of Spansion Holdings (Singapore) Pte. Ltd.

(4)	Subsidiary of Spansion Asia Holdings (Singapore) Pte. Ltd.

(5)	Subsidiary of Saifun Semiconductors Ltd.

(6)	Dissolved as of February 18, 2009 in Delaware; withdrew as a corporation qualified to do business as a foreign corporation in California on January 14, 2009.